Exhibit 99.1

August 1, 2018

Prudential Financial, Inc. Announces

Second Quarter 2018 Results

●	Net income attributable to Prudential Financial of $197 million or $0.46 per Common share versus $491 million or $1.12 per share for year-ago quarter.

●	After-tax adjusted operating income of $1.298 billion or $3.01 per Common share versus $919 million or $2.09 per share for year-ago quarter.

●	Notable items resulted in a net charge to net income and after-tax adjusted operating income of $81 million or $0.19 per Common share, as discussed later in this release. Net income also includes a net charge of $1.230 billion or $2.87 per Common share in our divested businesses, primarily driven by the impact of updated actuarial assumptions.

   John Strangfeld, Chairman and CEO, commented on results:

 “We are pleased with performance for the first half of the year with an annualized adjusted operating return on equity above our 12-13% target and positive growth metrics across our businesses. In the second quarter we significantly strengthened the reserves of our divested businesses, while maintaining a strong capital position. We returned approximately $760 million to shareholders through dividends and share repurchases in the quarter, and we expect to continue this robust level of capital return through the year.

Looking ahead, we continue to invest in our businesses and our people to broaden and deepen the value we bring to our retail and institutional relationships. Our customer-centric business model enables us to deliver innovative, integrated solutions, including financial wellness, across individual and workplace customer segments, partnering in a way that addresses the full picture of needs. Our employees are at the heart of our purpose-driven culture, which aspires to unlock financial opportunities for more people.”

OTHER FINANCIAL HIGHLIGHTS ($ millions, except per share)	2Q:18	2Q:17
Book value per share of Common Stock	$113.59	$111.73
Adjusted book value per share of Common Stock	$92.60	$81.00
Common Stock share repurchases	$375	$313
Common Stock dividends	$382	$328
Parent company highly liquid assets	$4,697	$3,651

Prudential Financial, Inc. Second Quarter 2018 Earnings Release	Page 2

NOTABLE ITEMS ($ millions, pre-tax)	2Q:18	2Q:17
Notable Items included in Adjusted Operating Income:
Annual review and update of actuarial assumptions and other refinements	$(160)	$(622)
Updated estimates of Individual Annuities profitability driven by market performance versus assumptions	$(2)	$54
Returns on non-coupon investments and prepayment fees above / (below) average expectations	$(10)	$55
Underwriting experience above / (below) average expectations	$85	$80
(Higher) / lower than typical expenses	$(15)	$(25)
Total Notable Adjusted Operating Income Items	$(102)	$(458)

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today reported second quarter results. Net income attributable to Prudential Financial, Inc., was $197 million ($0.46 per Common share) for the second quarter of 2018, compared to $491 million ($1.12 per Common share) for the second quarter of 2017. After-tax adjusted operating income was $1,298 million ($3.01 per Common share) for the second quarter of 2018, compared to $919 million ($2.09 per Common share) for the second quarter of 2017.

Consolidated adjusted operating income, adjusted book value and adjusted operating return on equity are non-GAAP measures. These measures are discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures” and reconciliations to the most comparable GAAP measures are provided in the tables that accompany this release.

RESULTS OF ONGOING OPERATIONS

The Company’s ongoing operations include PGIM, U.S. Workplace Solutions, U.S. Individual Solutions, International Insurance, and Corporate & Other Operations. In the following business-level discussion, adjusted operating income refers to pre-tax results.

PGIM

PGIM, the Company’s global investment management businesses, reported adjusted operating income of $254 million for the current quarter, compared to $218 million in the year-ago quarter.

PGIM ($ millions)	2Q:18	2Q:17
Adjusted operating income	$254	$218

The increase of $36 million from the year-ago quarter was driven by higher asset management fees, reflecting an increase in assets under management primarily from fixed income net inflows and equity market appreciation, partially offset by higher expenses.

PGIM assets under management of $1.156 trillion includes a record-high $611 billion of unaffiliated third-party institutional and retail assets under management. Unaffiliated third-party net inflows, excluding money market, totaled $7.3 billion for the current quarter driven by new and existing institutional client mandates into fixed income and retail fixed income flows.

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Prudential Financial, Inc. Second Quarter 2018 Earnings Release	Page 3

U.S. Workplace Solutions

U.S. Workplace Solutions, consisting of the Retirement and Group Insurance segments, reported adjusted operating income of $359 million for the second quarter of 2018, compared to $444 million in the year-ago quarter.

RETIREMENT SEGMENT ($ millions)	2Q:18	2Q:17
Adjusted operating income	$277	$308
Notable items included above:
Annual review and update of actuarial assumptions and other refinements	$(68)	$(20)
Returns on non-coupon investments and prepayment fees above / (below) average expectations	$(5)	$25
Underwriting experience above / (below) average expectations	$60	$30

The Retirement segment reported adjusted operating income of $277 million for the current quarter, compared to $308 million in the year-ago quarter. Excluding the notable items above, results increased $17 million from the year-ago quarter reflecting a higher contribution from net investment spread results and an increase in underwriting income reflecting business growth, partially offset by higher expenses.

Retirement account values were a record high $433 billion as of June 30, 2018, up 8% from a year earlier, reflecting positive net flows and market appreciation over the past four quarters. Net flows in the current quarter totaled $2.8 billion with $1.2 billion from Full Service and $1.6 billion from Institutional Investment Products, driven largely by pension risk transfer flows.

GROUP INSURANCE SEGMENT ($ millions)	2Q:18	2Q:17
Adjusted operating income	$82	$136
Notable items included above:
Annual review and update of actuarial assumptions and other refinements	$31	$55
Underwriting experience above / (below) average expectations	$10	$30
(Higher) / lower than typical expenses	$(15)	$0

The Group Insurance segment reported adjusted operating income of $82 million in the current quarter, compared to $136 million in the year-ago quarter. Excluding the notable items above, results increased $5 million from the year-ago quarter reflecting an increase in underwriting results, including business growth, partially offset by higher expenses.

Group Insurance earned premiums, policy charges and fees of $1.2 billion in the current quarter were up 5% from the year-ago quarter.

U.S. Individual Solutions

U.S. Individual Solutions, consisting of the Individual Annuities and Individual Life segments, reported adjusted operating income of $550 million for the second quarter of 2018, compared to $55 million in the year-ago quarter.

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Prudential Financial, Inc. Second Quarter 2018 Earnings Release	Page 4

INDIVIDUAL ANNUITIES SEGMENT ($ millions)	2Q:18	2Q:17
Adjusted operating income	$507	$612
Notable items included above:
Annual review and update of actuarial assumptions and other refinements	$10	$46
Impact from updated estimates of profitability driven by market performance versus assumptions	$(2)	$54
Returns on non-coupon investments and prepayment fees above / (below) average expectations	$(5)	$5

The Individual Annuities segment reported adjusted operating income of $507 million in the current quarter, compared to $612 million in the year-ago quarter. Excluding the notable items above, results decreased $3 million from the year-ago quarter.

Individual Annuities account values were $164 billion as of June 30, 2018, roughly flat from a year earlier, as market appreciation offset net outflows over the past four quarters. Individual Annuities gross sales were $2.1 billion in the current quarter, up 37% from the year-ago quarter, as customers have reacted favorably to pricing actions.

INDIVIDUAL LIFE SEGMENT ($ millions)	2Q:18	2Q:17
Adjusted operating income	$43	$(557)
Notable items included above:
Annual review and update of actuarial assumptions and other refinements	$(55)	$(653)
Underwriting experience above / (below) average expectations	$(15)	$(10)

The Individual Life segment reported adjusted operating income of $43 million for the current quarter, compared to a loss of $557 million in the year-ago quarter. Excluding the notable items above, results increased $7 million from the year-ago quarter reflecting lower expenses.

Individual Life sales of $142 million in the current quarter were down 7% from the year-ago quarter, reflecting lower guaranteed universal life sales from prior year pricing actions partially offset by increases in variable life sales.

International Insurance

International Insurance, consisting of Life Planner Operations and Gibraltar Life & Other Operations, reported adjusted operating income of $784 million for the second quarter of 2018, compared to $823 million in the year-ago quarter.

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Prudential Financial, Inc. Second Quarter 2018 Earnings Release	Page 5

LIFE PLANNER OPERATIONS ($ millions)	2Q:18	2Q:17
Adjusted operating income	$376	$329
Notable items included above:
Annual review and update of actuarial assumptions and other refinements	$(49)	$(67)
Returns on non-coupon investments and prepayment fees above / (below) average expectations	$(5)	$10
Underwriting experience above / (below) average expectations	$10	$20
(Higher) / lower than typical expenses	$0	$(25)

The Life Planner Operations reported adjusted operating income of $376 million for the current quarter, compared to $329 million in the year-ago quarter. Excluding the notable items above, results increased $29 million from the year-ago quarter reflecting business growth, partially offset by lower net investment spread results driven by low interest rates in Japan.

Life Planner Operations constant dollar basis sales of $292 million in the current quarter were down 17% from the year-ago quarter, primarily reflecting accelerated sales in the year-ago quarter in advance of premium rate increases on yen-based products partially offset by higher sales of U.S. dollar-denominated products in our Japan operations.

GIBRALTAR LIFE & OTHER OPERATIONS ($ millions)	2Q:18	2Q:17
Adjusted operating income	$408	$494
Notable items included above:
Annual review and update of actuarial assumptions and other refinements	$(32)	$21
Returns on non-coupon investments and prepayment fees above / (below) average expectations	$5	$15
Underwriting experience above / (below) average expectations	$20	$10

The Gibraltar Life & Other Operations reported adjusted operating income of $408 million for the current quarter, compared to $494 million in the year-ago quarter. Excluding the notable items above, results decreased $33 million from the year-ago quarter reflecting a shift in earnings seasonality resulting from the elimination of the one-month reporting lag last quarter partially offset by business growth.

Gibraltar Life & Other Operations sales of $399 million in the current quarter were down 3% from the year-ago quarter.

Corporate & Other Operations

Corporate & Other Operations reported a loss, on an adjusted operating income basis, of $286 million in the second quarter of 2018, compared to a loss of $312 million in the year-ago quarter.

CORPORATE & OTHER OPERATIONS ($ millions)	2Q:18	2Q:17
Adjusted operating income	$(286)	$(312)
Notable items included above:
Annual review and update of actuarial assumptions and other refinements	$3	$(4)

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Prudential Financial, Inc. Second Quarter 2018 Earnings Release	Page 6

Excluding the notable items above, the decreased loss of $19 million from the year-ago quarter reflects lower net expenses in the current quarter, including lower costs for employee benefit and compensation plans tied to equity market returns, and higher income from the qualified pension plan, partially offset by lower investment income net of interest expense.

ASSETS UNDER MANAGEMENT

Assets under management amounted to $1.388 trillion at June 30, 2018, compared to $1.334 trillion a year earlier.

NET INCOME AND INVESTMENT PORTFOLIO

Net income attributable to Prudential Financial, Inc. amounted to $197 million for the second quarter of 2018, compared to $491 million for the year-ago quarter.

Current quarter net income includes $277 million of pre-tax net realized investment gains and related charges and adjustments. The foregoing net gains include pre-tax gains of $379 million primarily related to derivatives used for risk management including foreign currency and asset and liability duration management and other risk mitigation activities, and net pre-tax gains of $90 million from general portfolio and related activities. The foregoing gains were partially offset by net pre-tax losses of $162 million from products that contain embedded derivatives or guarantees and associated hedging activities, and $30 million from impairments and sales of credit-impaired investments.

Net income for the current quarter reflects a pre-tax decrease of $193 million in recorded asset values and a pre-tax decrease of $85 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent mark-to-market adjustments.

Net income for the current quarter also reflects a pre-tax loss of $1.6 billion from divested businesses, driven by the annual review of actuarial assumptions in the Long-Term Care business, which included the removal of the morbidity improvement assumption.

Net income for the year-ago quarter included $679 million of pre-tax net realized investment losses and related charges and adjustments. The foregoing net losses include pre-tax losses of $961 million from products that contain embedded derivatives or guarantees and associated derivative portfolios that are part of a hedging program related to the risks of these products, largely driven by the impact of applying tighter credit spreads to a higher gross GAAP liability for variable annuity living benefits. The increase in the gross GAAP liability was primarily due to lower interest rates. The year-ago quarter also included pre-tax losses of $44 million from impairments and sales of credit-impaired investments and $31 million primarily related to derivatives used in risk management activities including foreign currency and asset and liability duration management. The foregoing losses were partially offset by pre-tax gains of $357 million from general portfolio and related activities.

Excluding holdings of the Closed Block division, gross unrealized losses on general account fixed maturity investments at June 30, 2018 amounted to $4.5 billion, including $4.0 billion on high and highest quality securities based on NAIC or equivalent ratings, and amounted to $1.5 billion at December 31, 2017. Net unrealized gains on these investments amounted to $22.9 billion at June 30, 2018, compared to $32.0 billion at December 31, 2017.

FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.

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Prudential Financial, Inc. Second Quarter 2018 Earnings Release	Page 7

Consolidated adjusted operating income, adjusted book value and adjusted operating return on equity are non-GAAP measures. Reconciliations to the most directly comparable GAAP measures are included in this release.

Adjusted operating income is the measure used by the Company to evaluate segment performance and to allocate resources. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. However, the effectiveness of our hedging program will ultimately be reflected in adjusted operating income over time. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are designated as trading. Additionally, adjusted operating income excludes the changes in fair value of equity securities that are recorded in net income beginning on January 1, 2018 as a result of the adoption of ASU 2016-01.

Adjusted operating income also excludes investment gains and losses on assets supporting experience-rated contractholder liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP, are also excluded from adjusted operating income. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.

Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss), the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses, and as of December 31, 2017 certain deferred taxes resulting from the change in the U.S. tax rate enacted with the Tax Cuts and Jobs Act. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.

Adjusted operating return on equity is equal to the annualized year-to-date after-tax adjusted operating income divided by the average adjusted book value. Return on equity based on GAAP balances is calculated using after-tax net income and equity.

We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described above. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions, and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market

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Prudential Financial, Inc. Second Quarter 2018 Earnings Release	Page 8

through accumulated other comprehensive income under GAAP. Adjusted return on equity is a useful measure of the operating return the Company achieves in relation to the capital available to our businesses. However, these non-GAAP measures are not substitutes for income, equity and return on equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide reconciliations of non-GAAP measures with the corresponding measures calculated using GAAP. The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2017, and subsequent Quarterly Reports on Form 10-Q, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historic information relating to our financial performance is located on our website at www.investor.prudential.com.

EARNINGS CONFERENCE CALL

Members of Prudential’s senior management will host a conference call on Thursday, August 2, 2018, at 11 a.m. ET, to discuss with the investment community the Company’s second quarter results. The conference call and an accompanying slide presentation will be broadcast live over the Company’s Investor Relations website at www.investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations website for replay through August 17. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2 p.m. on August 2, through August 9, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 439434.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with more than $1 trillion of assets under management as of June 30, 2018, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit news.prudential.com.

MEDIA CONTACT: Laura Burke, (973) 802-9489, laura.burke@prudential.com

Financial Highlights

(in millions, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2018	2017	2018	2017
Income Statement Data:
Net income attributable to Prudential Financial, Inc.	$197	$491	$1,560	$1,860
Income attributable to noncontrolling interests	3	5	4	8

Net income	200	496	1,564	1,868

Less: Earnings attributable to noncontrolling interests	3	5	4	8

Income attributable to Prudential Financial, Inc.	197	491	1,560	1,860

Less: Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	15	8	37	30

Income (after-tax) before equity in earnings of operating joint ventures	182	483	1,523	1,830

Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	277	(679)	341	(641)
Investment gains (losses) on assets supporting experience-rated contractholder liabilities, net	(193)	201	(596)	245
Change in experience-rated contractholder liabilities due to asset value changes	85	(145)	503	(157)
Divested businesses:
Closed Block Division	(31)	(18)	(40)	16
Other divested businesses	(1,526)	35	(1,598)	41
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(23)	(14)	(49)	(42)

Total reconciling items, before income taxes	(1,411)	(620)	(1,439)	(538)

Less: Income taxes, not applicable to adjusted operating income	(295)	(184)	(324)	(212)

Total reconciling items, after income taxes	(1,116)	(436)	(1,115)	(326)

After-tax adjusted operating income (1)	1,298	919	2,638	2,156

Income taxes, applicable to adjusted operating income	363	309	744	732

Adjusted operating income before income taxes (1)	$1,661	$1,228	$3,382	$2,888

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2018	2017	2018	2017
Earnings per share of Common Stock (diluted):

Net income attributable to Prudential Financial, Inc.	$0.46	$1.12	$3.62	$4.21
Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	0.65	(1.55)	0.79	(1.46)
Investment gains (losses) on assets supporting experience-rated contractholder liabilities, net	(0.45)	0.46	(1.39)	0.56
Change in experience-rated contractholder liabilities due to asset value changes	0.20	(0.33)	1.17	(0.36)
Divested businesses:
Closed Block Division	(0.07)	(0.04)	(0.09)	0.04
Other divested businesses	(3.57)	0.08	(3.72)	0.09
Difference in earnings allocated to participating unvested share-based payment awards	0.02	0.01	0.03	0.01

Total reconciling items, before income taxes	(3.22)	(1.37)	(3.21)	(1.12)
Less: Income taxes, not applicable to adjusted operating income	(0.67)	(0.40)	(0.73)	(0.45)

Total reconciling items, after income taxes	(2.55)	(0.97)	(2.48)	(0.67)

After-tax adjusted operating income	$3.01	$2.09	$6.10	$4.88

Weighted average number of outstanding Common shares (basic)	419.5	428.3	420.8	429.1

Weighted average number of outstanding Common shares (diluted)	428.0	437.2	429.5	438.1

Earnings calculation, per share of Common Stock:

Net income attributable to Prudential Financial, Inc.	$197	$491	$1,560	$1,860
Earnings related to interest, net of tax, on exchangeable surplus notes	6	5	11	9
Less: Earnings allocated to participating unvested share-based payment awards	4	7	18	23

Net income attributable to Prudential Financial, Inc. for earnings per share of Common Stock calculation	$199	$489	$1,553	$1,846

After-tax adjusted operating income (1)	$1,298	$919	$2,638	$2,156
Earnings related to interest, net of tax, on exchangeable surplus notes	6	5	11	9
Less: Earnings allocated to participating unvested share-based payment awards	14	11	30	26

After-tax adjusted operating income for earnings per share of Common Stock calculation (1)	$1,290	$913	$2,619	$2,139

Prudential Financial, Inc. Equity (as of end of period):

GAAP book value (total PFI equity) at end of period (7)	$48,232	$48,611
Less: Accumulated other comprehensive income (AOCI)	11,655	16,362

GAAP book value excluding AOCI (7)	36,577	32,249
Less: Cumulative effect of foreign exchange rate remeasurement and currency translation adjustments corresponding to realized gains/losses	(2,650)	(2,889)

Adjusted book value (7)	39,227	35,138

Number of diluted shares at end of period (2)	429.0	433.8

GAAP book value per Common share - diluted (3)(7)	113.59	111.73
GAAP book value excluding AOCI per share - diluted (4)(7)	86.43	74.34
Adjusted book value per Common share - diluted (4)(7)	92.60	81.00

Adjusted operating income before income taxes, by Segment (1):
PGIM	$254	$218	$486	$414

Total PGIM Division	254	218	486	414

Retirement	277	308	594	705
Group Insurance	82	136	137	170

Total U.S. Workplace Solutions Division	359	444	731	875

Individual Annuities	507	612	1,026	1,080
Individual Life	43	(557)	79	(439)

Total U.S. Individual Solutions Division	550	55	1,105	641

International Insurance	784	823	1,640	1,622

Total International Insurance Division	784	823	1,640	1,622

Corporate and Other operations	(286)	(312)	(580)	(664)

Adjusted operating income before income taxes	1,661	1,228	3,382	2,888

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	277	(679)	341	(641)
Investment gains (losses) on assets supporting experience-rated contractholder liabilities, net	(193)	201	(596)	245
Change in experience-rated contractholder liabilities due to asset value changes	85	(145)	503	(157)
Divested businesses:
Closed Block Division	(31)	(18)	(40)	16
Other divested businesses	(1,526)	35	(1,598)	41
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(23)	(14)	(49)	(42)

Total reconciling items, before income taxes	(1,411)	(620)	(1,439)	(538)

Income before income taxes and equity in earnings of operating joint ventures for Prudential Financial, Inc.	$250	$608	$1,943	$2,350

See footnotes on last page.

Financial Highlights

(in millions, or as otherwise noted, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2018	2017	2018	2017
PGIM Division:

PGIM Segment:
Assets managed by PGIM (in billions, as of end of period):
Institutional customers	$490.8	$461.2
Retail customers	252.0	231.2
General account	413.3	412.3

Total PGIM	$1,156.1	$1,104.7

Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$17.8	$17.2	$37.2	$33.1

Net additions, other than money market	$5.5	$6.5	$5.3	$7.0

Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$13.4	$10.8	$28.0	$23.8

Net additions, other than money market	$1.8	$1.2	$2.8	$1.3

U.S. Workplace Solutions Division:

Retirement Segment:

Full Service:

Deposits and sales	$7,712	$4,771	$17,634	$11,507

Net additions (withdrawals)	$1,242	$(1,015)	$3,010	$(969)

Total account value at end of period	$240,922	$214,731

Institutional Investment Products:

Gross additions	$5,461	$2,557	$6,149	$6,599

Net additions (withdrawals)	$1,610	$(1,614)	$(2,591)	$(1,813)

Total account value at end of period	$191,722	$186,610

Group Insurance Annualized New Business Premiums (5):
Group life	$46	$56	$289	$242
Group disability	14	14	154	129

Total	$60	$70	$443	$371

U.S. Individual Solutions Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,067	$1,507	$3,791	$2,947

Net redemptions	$(890)	$(900)	$(2,061)	$(1,813)

Total account value at end of period	$163,645	$162,694

Individual Life Insurance Annualized New Business Premiums (5):
Term life	$54	$54	$103	$103
Guaranteed Universal life	24	40	45	93
Other Universal life	29	33	55	54
Variable life	35	26	64	49

Total	$142	$153	$267	$299

International Insurance Division:

International Insurance Annualized New Business Premiums (5)(6):
Actual exchange rate basis	$695	$770	$1,453	$1,661

Constant exchange rate basis	$691	$766	$1,436	$1,660

See footnotes on last page.

Financial Highlights

(in billions, as of end of period, unaudited)

	Three Months Ended June 30
	2018	2017
Assets and Asset Under Management Information:

Total assets (7)	$819.9	$812.8

Assets under management (at fair market value):
PGIM Division	1,156.1	1,104.7
U.S. Workplace Solutions Division	87.6	85.8
U.S. Individual Solutions Division	115.7	114.4
International Insurance Division	28.8	28.7

Total assets under management	1,388.2	1,333.6
Client assets under administration	228.7	188.3

Total assets under management and administration	$1,616.9	$1,521.9

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance. See FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES within the earnings release for additional information. Adjusted operating income, when presented at the segment level, is also a segment performance measure. This segment performance measure, while not a traditional U.S. GAAP measure, is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification (ASC) 280 – Segment Reporting. When presented by segment, we have prepared the reconciliation of adjusted operating income to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.
(2)	Diluted shares as of June 30, 2018 include 5.88 million shares due to the dilutive impact of conversion of exchangeable surplus notes (“ESNs”) when book value per common share (i.e., book value per common share, book value excluding AOCI per share and adjusted book value per common share) is greater than $85.00. Diluted shares as of June 30, 2017 do not include shares related to ESNs due to the antidilutive impact of conversion of ESNs when book value per common share (i.e., book value excluding AOCI per share and adjusted book value per common share) is less than $86.92.
(3)	Reflecting the dilutive impact of ESNs when book value per common share is greater than $85.00, to calculate book value per common share as of June 30, 2018, equity is increased by $500 million and diluted shares include 5.88 million shares. As of June 30, 2017, book value per common share includes a $500 million increase in equity and a 5.75 million increase in diluted shares, reflecting the dilutive impact of ESNs when book value per common share is greater than $86.92.
(4)	The exchangeable surplus notes are subject to customary antidilution adjustments and the exchange rate is accordingly revalued in the fourth quarter of each year. Reflecting the dilutive impact of ESNs when book value per common share is greater than $85.00, to calculate book value excluding AOCI per share and adjusted book value per common share as of June 30, 2018, equity is increased by $500 million and diluted shares include 5.88 million shares. As of June 30, 2017, the conversion of ESNs is antidilutive as book value excluding AOCI per share and adjusted book value per common share is less than $86.92.
(5)	Premiums from new sales are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.
(6)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 111 per U.S. dollar and Korean won 1,150 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.
(7)	In the first quarter of 2018, the Company eliminated the one-month reporting lag for balance sheet and results of operations of Gibraltar Life Insurance Company, Ltd. (“Gibraltar Life”) consolidated operations. As a result, prior period amounts include an increase resulting from the elimination of Gibraltar Life’s one-month reporting lag.